Filed Pursuant to Rule 433
Registration Nos. 333-263473 and
333-263473-06

*PRICING DETAILS* Carvana Auto Receivables Trust 2024-P4 (CRVNA 2024-P4)

Joint Bookrunners: BNP Paribas (struc), Citi, SanCap

--ANTICIPATED CAPITAL STRUCTURE--

TOTAL OFFERED

CLS	SIZE(MM)	OFFERED(MM)	WAL*	S/M	P.WIN*	E.FINAL*	L.FINAL	BENCH	SPRD	YLD (%)	CPN(%)	$PX
A-1	$68.570	$65.141	0.22	A-1+/P-1	01-05	05/25	12/25	I-Curve	+15	4.536	4.536	100.00000
A-2	$177.000	$168.150	0.99	AAA/Aaa	05-19	07/26	02/28	I-Curve	+45	4.665	4.62	99.99984
A-3	$217.000	$206.150	2.40	AAA/Aaa	19-40	04/28	01/30	I-Curve	+55	4.689	4.64	99.99146
A-4	$115.690	$109.905	3.94	AAA/Aaa	40-57	09/29	12/30	I-Curve	+68	4.791	4.74	99.98626
B	$16.250	$15.437	4.84	AA+/Aa2	57-60	12/29	02/31	I-Curve	+95	5.054	5.00	99.99332
C	$20.000	$19.000	5.22	A+/A2	60-66	06/30	05/31	I-Curve	+105	5.160	5.10	99.97552
D	$10.630	$10.098	5.48	BBB/Baa1	66-66	06/30	12/32	I-Curve	+155	5.668	5.60	99.98980
N^	$19.400	$18.430	0.28	BB+/Ba1	01-07	07/25	12/32	I-Curve	+155	5.940	5.86	99.99809
R^	$48.531	$46.104450

*Based on 1.30% ABS Pricing Speed to 2% Call

^Based on Case 2 assumptions outlined in the Class N OM and the Certificate PPM respectively.

--Transaction Details--
* Total Size: $644.540mm *NO GROW*

* Offered Size: $612.311mm *NO GROW*

* Ticker: CRVNA 2024-P4
* Expected Ratings: S&P/Moody's (A-N)

* Pricing Speed: 1.30% ABS Pricing Speed to 2% Call

* Offering Format: A-D: SEC / N: 144A/RegS

* Min. Denoms: A-D: $1k x $1k / N: $850K x $1k

* Expected Pxg: PRICED

* Expected Settle : 12/17/24

* First Pay : 01/10/25

* ERISA : A-D: Yes / N: No

* Bill & Deliver : BNP Paribas

--Available Materials--

* Preliminary Prospectus, Ratings FWP, Preliminary Class N OM, Preliminary Certificate PPM (attached)

* Intex CDI (attached)

* Intexnet : Dealname: bpcrvna24p4_mkt ; Password: 94V4

* Deal Roadshow : https://dealroadshow.com ; Entry Code (Case Sensitive): CRVNA24P4

--CRVNA 2024-P4 CUSIPs/ISINs--

Class A-1:

SEC: 14076L AA1 / US14076LAA17

Class A-2:

SEC: 14076L AB9 / US14076LAB99

Class A-3:

SEC: 14076L AC7 / US14076LAC72

Class A-4:

SEC: 14076L AD5 / US14076LAD55

Class B:

SEC: 14076L AE3 / US14076LAE39

Class C:

SEC: 14076L AF0 / US14076LAF04

Class D:

SEC: 14076L AG8 / US14076LAG86

Class N:

144A: 14076L AH6 / US14076LAH69

Reg S: U1384L AA2 / USU1384LAA27

Class R:

144A: 14076L AK9 / US14076LAK98

Reg S: U1384L AC8 / USU1384LAC82

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